Exhibit 99.1
                               [LOGO OF CROSSTEX]

FOR IMMEDIATE RELEASE                         Contact:  Jill McMillan
April 21, 2006                                Phone: 214-721-9271
                                              jill.mcmillan@crosstexenergy.com

                CROSSTEX ANNOUNCES CONTINUED CONSECUTIVE INCREASE
                         IN DIVIDENDS AND DISTRIBUTIONS

DALLAS, April 21, 2006 --- The Crosstex Energy companies, today announced the twelfth consecutive increase in quarterly distributions for Crosstex Energy, L.P. (NasdaqNM: XTEX) (the Partnership) and the eighth consecutive increase in quarterly dividends for Crosstex Energy, Inc.(NasdaqNM: XTXI) (the Corporation):

o Quarterly distributions on the Partnership's common and subordinated units will increase from $0.51 per unit to $0.53 per unit, payable May 15 unitholders of record on May 1.

o Quarterly dividends on the Corporation's common stock will increase from $0.56 per share to $0.60 per share, payable May 15 to stockholders of record on May 1.

The companies have increased distributions and dividends every quarter since the initial public offering of each company.

ABOUT THE CROSSTEX ENERGY COMPANIES

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, ten processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.

Crosstex Energy, Inc. owns the two percent general partner interest, an approximately 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.

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